April 8, 2004



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

     We have read the statements made by International Surfacing, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K as part of the Company's Form 8-K report dated April 8, 2004. We agree with the statements concerning our Firm in such Form 8-K.

                                            Very truly yours,






cc: Martin Honig